Exhibit 99.1

FINAL:  For Release

NEW YORK & COMPANY, INC. ANNOUNCES SECOND QUARTER 2010 RESULTS

~ Company Introduces Second Half Fiscal 2010 Guidance ~

New York, New York — August 19, 2010 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 581 retail stores, today announced results for the second quarter ended July 31, 2010. For the second quarter of fiscal year 2010, net sales were $243.3 million, as compared to $247.8 million for the second quarter of fiscal year 2009. Comparable store sales for the second quarter of fiscal year 2010 decreased 1.8% compared to a 16.4% decrease in the prior year second quarter.

Including certain non-operating charges noted below, the Company’s U.S. Generally Accepted Accounting Principles (“GAAP”) net loss from continuing operations for the second quarter of fiscal year 2010 was $88.5 million, or $1.49 per diluted share of which $1.00 per diluted share represents the non-cash charges as noted below.  Excluding the non-operating charges, the Company’s adjusted net loss from continuing operations was $29.3 million, or $0.49 per diluted share, as compared to a net loss from continuing operations in the prior year of $4.8 million, or $0.08 per diluted share.  Please refer to the “Reconciliation of GAAP to Non-GAAP Net Loss From Continuing Operations and Loss Per Diluted Share” in Exhibit 5 of this press release.

The non-operating charges incurred during the second quarter of fiscal year 2010 include several non-cash items as follows:

•                  As previously announced, the Company plans to exit an underperforming test accessories concept consisting of five stores and, as a result, incurred restructuring charges of $2.1 million pre-tax ($1.2 million after tax), or $0.02 per diluted share, consisting primarily of non-cash items related to asset impairments and the write-off of inventory.

•                  The Company performed an impairment analysis related primarily to its long-lived assets used in its stores in accordance with GAAP.  As a result, the Company recorded a non-cash charge of $15.7 million pre-tax ($9.4 million after tax), or $0.16 per diluted share, representing the impairment of store assets and the disposal of certain information technology assets.

•                  The Company recorded a non-cash charge of $48.5 million, or $0.82 per diluted share, which is included within the provision for income taxes. This charge relates to the Company’s determination that a full valuation allowance against its deferred tax assets was necessary in order to reflect the Company’s assessment of its ability to realize the benefits of those deferred tax assets.  The Company made this determination in accordance with GAAP after weighing the available evidence, which included in particular a three-year historical cumulative loss related to earnings before taxes.

For the six months ended July 31, 2010, net sales were $480.3 million, as compared to $480.7 million for the six months ended August 1, 2009. Comparable store sales increased 0.5% for the six months ended July 31, 2010, as compared to a 15.7% decrease in the prior year period. Including the aforementioned non-operating charges, the Company’s GAAP net loss from continuing operations for the six months ended July 31, 2010 was $93.3 million, or $1.57 per diluted share, as compared to prior year net loss from continuing operations of $9.7 million, or $0.16 per diluted share.  Excluding the non-operating charges, the Company’s adjusted net loss from continuing operations was $34.2 million, or $0.58 per diluted share, as compared to a net loss from continuing operations in the prior year of $9.7 million, or $0.16 per diluted share.  Please refer to the “Reconciliation of GAAP to Non-GAAP Net Loss From Continuing Operations and Loss Per Diluted Share” in Exhibit 5 of this press release.

The Company’s second quarter results were negatively impacted by higher levels of markdowns to clear inventory which was initially planned to a higher sales trend.  The Company believes its inventory is now well positioned for the fall season and is pleased with the early positive responses received from customers to the new assortments.

During the quarter:

•                                  The Company’s E-commerce store delivered comparable store sales growth of 9.7%.

•                                  The Company continued the implementation of its new outlet store strategy, opening 11 new outlet stores during the quarter and ending with 16 outlet stores in operation that are meeting the Company’s early expectations.

•                                  The Company ended the quarter with $20 million of cash-on-hand and no outstanding borrowings under its revolving credit facility.

•                                  While the Company’s inventory is up 4.9% at quarter-end, the increase is attributable to new merchandise for the fall season, as the Company’s carryover merchandise from the spring season has decreased significantly over the prior year.

Outlook

Regarding its expectations for the fall season (combined third and fourth quarters), the Company provided the following:

•                  Comparable store sales for the fall season of fiscal year 2010 are expected to be down slightly versus the year-ago period.

•                  Gross profit as a percentage of net sales for the fall season of fiscal year 2010 is expected to be flat to up slightly versus the prior year’s levels, with improvements in the fourth quarter expected to offset flat to slightly lower gross margin levels in the third quarter.

•                  Selling, general and administrative expenses for the fall season of fiscal year 2010 are expected to be approximately flat versus the prior year.

•                  The effective tax rate for the fall season of fiscal year 2010 is expected to be 0% as future tax provisions or benefits will be offset by adjustments to the deferred tax valuation allowance.

•                  The Company expects inventory per average store for the fall season of fiscal year 2010 to be approximately flat versus the same period of the prior year.

•                  While the Company expects to utilize its credit facility for certain seasonal working capital needs, it expects to end the year with no borrowings under its credit facility.

•                  Capital expenditures are expected to range between $6 million and $8 million for the fall season of fiscal year 2010, as compared to $7.3 million in the same period of the prior year. The Company plans to open five to seven new stores, remodel four to six existing locations, and close 25 to 33 stores, ending the year with approximately 555 to 561 stores.

Conference Call Information

A conference call to discuss the results for the second quarter of fiscal year 2010 is scheduled for today, Thursday, August 19, 2010 at 8:00 am Eastern Daylight Time. Investors and analysts interested in participating in the call are invited to dial 800-922-9655, referencing conference ID number 92085873, approximately ten minutes prior to the start of the call.  The conference call will also be web-cast live at www.nyandcompany.com.  A replay of this call will be available until midnight on August 26, 2010 and can be accessed by dialing 800-642-1687 and entering conference ID number 92085873.

New York & Company, Inc.

Suzanne Rosenberg

Director, Investor Relations

212-884-2140

Investor/Media Contact:

ICR, Inc.

(203) 682-8200

Investor: Allison Malkin

Media: Kellie Baldyga

Forward Looking Statements: This press release contains certain forward looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict”, and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns, which have deteriorated significantly and may continue to do so for the foreseeable future; (ii) our ability to successfully maintain our restructuring and cost reduction program; (iii) the current economic conditions which could negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) our ability to open and operate stores successfully; (v) seasonal fluctuations in our business; (vi) our ability to anticipate and respond to fashion trends; (vii) our dependence on mall traffic for our sales; (viii) competition in our market, including promotional and pricing competition; (ix) our ability to retain, recruit and train key personnel; (x) our reliance on third parties to manage some aspects of our business; (xi) our reliance on foreign sources of production; (xii) our ability to protect our trademarks and other intellectual property rights; (xiii) our ability to maintain, and our reliance on, our information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the company by our sponsors and any potential change of ownership of those sponsors; and (xvi) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

About New York & Company

New York & Company, Inc. is a leading specialty retailer of women’s fashion apparel and accessories offering “NY Style” at Great Deals. The Company’s proprietary branded New York & Company ® merchandise is sold exclusively through its national network of New York & Company retail stores and E-commerce store at www.nyandcompany.com. The Company currently operates 581 stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company is available at the Company’s website: www.nyandcompany.com.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended		Six months ended
(Amounts in thousands, except per share amounts)	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009
Net sales	$243,317	$247,820	$480,299	$480,680

Cost of goods sold, buying and occupancy costs	223,247 (a)	191,726	401,684 (a)	365,734

Gross profit	20,070	56,094	78,615	114,946

Selling, general and administrative expenses	84,864 (b)	64,000	152,112 (b)	131,368

Restructuring charges	1,218 (c)	—	1,218 (c)	—

Operating loss	(66,012)	(7,906)	(74,715)	(16,422)

Interest expense, net of interest income	164	169	350	389

Loss from continuing operations before income taxes	(66,176)	(8,075)	(75,065)	(16,811)

Provision (benefit) for income taxes	22,297 (d)	(3,246)	18,267 (d)	(7,094)

Loss from continuing operations	(88,473)	(4,829)	(93,332)	(9,717)

Income from discontinued operations, net of taxes	—	—	—	3

Net loss	$(88,473)	$(4,829)	$(93,332)	$(9,714)

Basic loss per share from continuing operations	$(1.49)	$(0.08)	$(1.57)	$(0.16)
Basic earnings per share from discontinued operations	—	—	—	—
Basic loss per share	$(1.49)	$(0.08)	$(1.57)	$(0.16)

Diluted loss per share from continuing operations	$(1.49)	$(0.08)	$(1.57)	$(0.16)
Diluted earnings per share from discontinued operations	—	—	—	—
Diluted loss per share	$(1.49)	$(0.08)	$(1.57)	$(0.16)

Weighted average shares outstanding:
Basic shares of common stock	59,396	59,320	59,367	59,681
Diluted shares of common stock	59,396	59,320	59,367	59,681

Selected operating data for continuing operations: (Dollars in thousands, except square foot data)
Comparable store sales (decrease) increase	(1.8)%	(16.4)%	0.5%	(15.7)%
Net sales per average selling square foot (e)	$76	$75	$151	$146
Net sales per average store (f)	$420	$420	$830	$815
Average selling square footage per store (g)	5,481	5,587	5,481	5,587

(a)	Includes the write-off of $0.8 million of inventory in connection with exiting an underperforming test accessories concept.
(b)	Includes $15.7 million of non-cash charges related to the impairment of New York & Company store assets and the disposal of certain information technology assets.
(c)	Includes $1.1 million of non-cash charges related to the impairment of store assets and $0.1 million of severance costs incurred in connection with exiting an underperforming test accessories concept.
(d)

Includes non-cash charges of $48.5 million, including a $48.0 million valuation allowance against the Company’s deferred tax assets and a $0.5 million reserve for uncertain tax positions, partially offset by a $7.2 million tax benefit related to the charges disclosed in footnotes (a), (b) and (c).

(e)	Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.
(f)	Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.
(g)	Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended		Six months ended
As a % of net sales	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009
Net sales	100.0%	100.0%	100.0%	100.0%

Cost of goods sold, buying and occupancy costs	91.8%	77.4%	83.6%	76.1%

Gross profit	8.2%	22.6%	16.4%	23.9%

Selling, general and administrative expenses	34.8%	25.8%	31.7%	27.3%

Restructuring charges	0.5%	—%	0.3%	—%

Operating loss	(27.1)%	(3.2)%	(15.6)%	(3.4)%

Interest expense, net of interest income	0.1%	0.1%	0.1%	0.1%

Loss from continuing operations before income taxes	(27.2)%	(3.3)%	(15.7)%	(3.5)%

Provision (benefit) for income taxes	9.2%	(1.4)%	3.7%	(1.5)%

Loss from continuing operations	(36.4)%	(1.9)%	(19.4)%	(2.0)%

Income from discontinued operations, net of taxes	—%	—%	—%	—%

Net loss	(36.4)%	(1.9)%	(19.4)%	(2.0)%

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	July 31, 2010	January 30, 2010	August 1, 2009
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$19,995	$87,296	$53,059
Accounts receivable	17,589	9,447	13,155
Income taxes receivable	3,000	3,000	—
Inventories, net	91,510	87,059	87,277
Prepaid expenses	21,682	22,608	24,371
Other current assets	1,120	1,417	2,109
Current assets of discontinued operations	108	108	109
Total current assets	155,004	210,935	180,080

Property and equipment, net	159,092	187,079	202,372
Intangible assets	14,879	14,879	14,879
Deferred income taxes	3,361	22,637	22,534
Other assets	848	997	1,174
Total assets	$333,184	$436,527	$421,039
Liabilities and stockholders’ equity
Current liabilities:
Current portion – long-term debt	$6,000	$6,000	$6,000
Accounts payable	75,408	72,019	61,138
Accrued expenses	49,728	58,932	48,480
Income taxes payable	2,265	991	—
Deferred income taxes	3,361	4,774	2,899
Current liabilities of discontinued operations	265	265	268
Total current liabilities	137,027	142,981	118,785

Long-term debt, net of current portion	4,500	7,500	10,500
Deferred rent	70,220	72,020	74,393
Other liabilities	5,533	5,862	6,971
Total liabilities	217,280	228,363	210,649

Total stockholders’ equity	115,904	208,164	210,390
Total liabilities and stockholders’ equity	$333,184	$436,527	$421,039

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six months ended
(Amounts in thousands)	July 31, 2010	August 1, 2009

Operating activities
Net loss	$(93,332)	$(9,714)
Less: Income from discontinued operations, net of taxes	—	3
Loss from continuing operations	(93,332)	(9,717)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities of continuing operations:
Depreciation and amortization	21,096	20,886
Loss from impairment charges	16,283	—
Amortization of deferred financing costs	108	108
Share-based compensation expense	1,056	945
Deferred income taxes	17,863	(6,758)
Changes in operating assets and liabilities:
Accounts receivable	(8,142)	(1,162)
Income taxes receivable	—	10,202
Inventories, net	(4,451)	17,584
Prepaid expenses	926	239
Accounts payable	3,389	(7,293)
Accrued expenses	(9,204)	(12,641)
Income taxes payable	1,274	—
Deferred rent	(1,800)	(1,455)
Other assets and liabilities	(39)	125
Net cash (used in) provided by operating activities of continuing operations	(54,973)	11,063

Investing activities
Capital expenditures	(9,344)	(5,944)
Net cash used in investing activities of continuing operations	(9,344)	(5,944)

Financing activities
Repayment of debt	(3,000)	(3,000)
Purchase of treasury stock	—	(3,417)
Proceeds from exercise of stock options	16	58
Excess tax benefit from exercise of stock options	—	22
Net cash used in financing activities of continuing operations	(2,984)	(6,337)

Cash flows from discontinued operations
Operating cash flows	—	(4)
Investing cash flows	—	—
Financing cash flows	—	—
Net cash used in discontinued operations	—	(4)

Net decrease in cash and cash equivalents	(67,301)	(1,222)
Cash and cash equivalents at beginning of period (including cash at discontinued operations of $0 and $1, respectively)	87,296	54,281
Cash and cash equivalents at end of period (represents cash at continuing operations)	$19,995	$53,059

Exhibit (5)

New York & Company, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Net Loss From Continuing Operations and Loss Per Diluted Share

(Unaudited)

A reconciliation of the Company’s GAAP to non-GAAP net loss from continuing operations and loss per diluted share for the three and six months ended July 31, 2010 is indicated below.  The Company has provided non-GAAP adjusted net loss and loss per diluted share information for the three and six months ended July 31, 2010 in this release, in addition to providing financial results in accordance with GAAP. This information reflects, on a non-GAAP adjusted basis, the Company’s net loss and loss per diluted share after excluding the effects of charges incurred in connection with the Company’s restructuring and cost reduction program in addition to certain non-operating charges incurred during the course of the second quarter of fiscal year 2010. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses that the Company believes are not indicative of the Company’s continuing operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP.

	Three months ended July 31, 2010		Six months ended July 31, 2010
	Amounts in thousands	Loss Per Diluted Share	Amounts in thousands	Loss Per Diluted Share
GAAP net loss from continuing operations	$(88,473)	$(1.49)	$(93,332)	$(1.57)

Add back charges affecting comparability:

Restructuring charges (a)	1,234	0.02	1,234	0.02

New York & Company asset impairments and disposals (b)	9,404	0.16	9,404	0.16

Deferred tax valuation allowance and reserve for uncertain tax positions (c)	48,494	0.82	48,494	0.82

Non-GAAP adjusted net loss from continuing operations (d)	$(29,341)	$(0.49)	$(34,200)	$(0.58)

(a)          Presented net of $0.8 million of taxes, calculated at an effective tax rate of 40.2%.

(b)         Presented net of $6.3 million of taxes, calculated at an effective tax rate of 40.2%.

(c)   Included within the provision for income taxes.

(d)   Numbers may not add due to rounding.